UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

FOR IMMEDIATE RELEASE

CYPRESSFIRST EFFORTS LEAD TO RESIGNATION OF CONFLICTED EXECUTIVE CHAIRMAN RAY BINGHAM

FROM CYPRESS SEMICONDUCTOR BOARD

Urges Stockholders to Vote the GOLD Proxy Card to Elect Both Highly Qualified Candidates Dan McCranie

and Camillo Martino to Enhance Governance and Help Execute on Cypress 3.0

SAN JOSE, C.A., June 12, 2017 – Camillo Martino and J. Daniel McCranie, nominees for election to the Cypress Semiconductor Corporation (NASDAQ: CY) Board of Directors at the 2017 Annual Meeting of Stockholders now scheduled to be held on June 20, 2017, and T.J. Rodgers, founder and former CEO of Cypress and the Company’s largest individual stockholder, (collectively “CypressFirst”) today responded to the Company’s late Sunday-night announcement that executive chairman Ray Bingham has tendered his resignation, is stepping down from the Board of Directors and will not stand for re-election at the Annual Meeting:

Dan McCranie said, “We are glad that our efforts have finally caused the elimination of Ray Bingham’s conflicts of interest due to his role as Founding Partner of Chinese government-funded private equity firm Canyon Bridge. We are also pleased that the Cypress Board has recognized that Eric Benhamou should no longer serve as lead director.”

McCranie continued, “However we still believe that further change is needed on the Cypress Board, by electing both CypressFirst candidates instead of re-electing Mr. Benhamou. The Bingham conflicts of interest could have been eliminated by the Board a long time ago, saving Cypress stockholders millions of dollars of corporate money. For the Board to take these steps only days before the Annual Meeting – which would have already occurred had the meeting not been delayed by order of the Delaware Court of Chancery – is an inadequate response to a series of governance failures for which, as lead director, Mr. Benhamou should be held accountable.”

McCranie emphasized, “The Board will strongly benefit from the addition of two new directors, who are committed to the highest governance standards and working constructively as a director with CEO Hassane El-Khoury on the implementation of the ‘Cypress 3.0’ strategy. I know Hassane well from my prior tenure on the Cypress Board and as a colleague on the Cypress management team, and I am certain that he will appreciate Camillo’s extensive systems experience from a long career of working with customers all around the world. Camillo’s work to define, develop, build and market system-level semiconductor solutions is at the heart of Cypress 3.0.”

Camillo Martino said, “I’m enthusiastic about the opportunity to serve as a director with Hassane and interact with him and his management team as they continue to execute on Cypress 3.0. We are not seeking to micromanage the business or control the Cypress Board, and would in fact endeavor to expand the Board to include two new independent directors in addition to Dan and myself. Board building and development has been one of the highlights of Dan’s career.”

Martino added, “Our skills complement each other very well. Dan will bring to the Board strong ethical principles and extensive governance experience having served on the boards of 10 companies. He has extensive experience as EVP Sales & Marketing at Cypress creating and selling silicon solutions to customers in Cypress 3.0 end markets. In addition, in his executive roles at Virage Logic, ON Semiconductor and of course Cypress, Dan has overseen all levels of semiconductor operations.”

FOR IMMEDIATE RELEASE

CypressFirst believes that Mr. Benhamou should not be re-elected to the Board for a number of reasons. It took five months for Mr. Behamou to admit that back in November he sent an email stating that Mr. Bingham’s situation was ‘ripe for conflicts [of] interest.’ Despite this email, Mr. Behhamou failed to take effective action, failed to properly investigate the situation, and oversaw an expensive effort to whitewash the problem and mislead stockholders. It took two lawsuits to even begin to unveil the pertinent facts, which the Board has done only grudgingly because of the lawsuits that resulted in a series of three separate corrective supplements to their proxy statement.

In fact, even before the lawsuits forced the third supplemental disclosure out of the Cypress Board, all three leading independent proxy advisory firms – ISS, Glass Lewis and Egan-Jones – had recommended that Mr. Benhamou not be re-elected, and all three have now backed both CypressFirst candidates on the GOLD proxy card.

McCranie and Martino concluded, “Stockholders should not be distracted by the Board’s continued attacks on T.J. Rodgers. Unlike Mr. Bingham, T.J. removed himself early on as a potential distraction in this proxy contest by not running for election to the Board. He has retired from Cypress and moved on to new things in his career, focusing on one of the things he likes to do: build startups into successful companies. It’s regrettable that the Board continues to mischaracterize our fundamental purpose for desiring to join the Cypress Board. T.J. remains the Company’s largest individual stockholder, controlling the vote of an aggregate of 8.7 million shares of common stock. But we are here to represent the interests of all Cypress stockholders, and intend to help Cypress move forward.”

Further information about the experience of the highly-qualified CypressFirst directors can be found at www.CypressFirst.com.

Time is short to do what’s right for Cypress stockholders, and every vote counts. Vote TODAY on the GOLD Proxy FOR the election of Dan McCranie and Camillo Martino. You should NOT vote on the Board’s White proxy card, even as a protest vote, because it could ensure the re-election of Eric Benhamou. Only by voting the GOLD proxy card can you send the Cypress Board a strong message that its conduct has been unacceptable. If you previously voted the White card you have every proper and legal right to change your vote. Simply vote your shares again on the GOLD card by internet or telephone TODAY to be sure your vote is received in time before the Annual Meeting.

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Sheila Ennis

212-371-5999 / 415-926-7961

JRJ@abmac.com

SBE@abmac.com

Investor Contacts

MacKenzie Partners

Daniel Burch / Laurie Connell

212-929-5500

Dburch@mackenziepartners.com

Lconnell@mackenziepartners.com

2